Exhibit 2.1.3
AMENDMENT NO. 2
TO THE AGREEMENT AND PLAN OF MERGER
This Amendment No. 2 to the Agreement and Plan of Merger (this “Amendment”), dated as of [●], 2018, is entered into by and among Energy Future Holdings Corp., a Texas corporation (the “Company”), Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH”), Sempra Energy, a California corporation (“Parent”), and Sempra Texas Merger Sub I, Inc. (formerly known as Power Play Merger Sub I, Inc.), a Delaware corporation (“Merger Sub” and, collectively with the Company, EFIH, and Parent, the “Parties”).
RECITALS
WHEREAS, reference is hereby made to that certain Agreement and Plan of Merger, dated as of August 21, 2017 (the “Merger Agreement”), by and among the Parties, as waived and amended by that certain Waiver Agreement, dated as of October 3, 2017, by and among the Parties (the “Waiver Agreement”); and
WHEREAS, in connection with that certain Settlement Agreement, dated as of February 5, 2018, by and among the Parties, EFIH Finance Inc., and each of the Company’s direct and indirect subsidiaries listed on the signature pages thereto (the “Settlement Agreement”), the Parties wish to amend certain terms of the Merger Agreement in accordance with Section 9.2 thereof.
NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants, and agreements contained herein, in the Merger Agreement and in the Settlement Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows.
Section 1.Definitions. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
Section 2.Amendment to Section 1.7. Section 1.7 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:
“Section 1.7     Accessible Account Deposit. At the Closing, (a) Parent shall cause Merger Sub to deliver the Cash Deposit Amount by wire transfer of immediately available funds to the EFH Plan Administrator Board (as defined in the Plan of Reorganization), (b) subject to Section 1.8, the Company will send any cash held by the Company as of the Closing Date, by wire transfer of immediately available funds, to the EFH/EFIH Cash Distribution Account (as defined in the Plan of Reorganization), and (c) EFIH will send any cash held by EFIH as of the Closing Date, by wire transfer of immediately available funds, to the EFH/EFIH Cash Distribution Account (such deposits in clause (a), clause (b) and clause (c) herein, the “Accessible Account Deposit”); provided, however, that, unless otherwise instructed in writing by Parent in its sole and absolute discretion in accordance with that certain Settlement Agreement by and among the Company, EFIH, Parent and Merger Sub, among others, dated as of February 5, 2018, in no event shall cash paid to or held by the Company or any of its Subsidiaries to the extent comprising any dividend or distribution declared and/or paid by Oncor (or any earnings or interest thereon) from and after August 2, 2017, or any payment by Oncor or Oncor Holdings under the Oncor

Tax Sharing Agreement (as defined in the Plan of Reorganization) from and after August 2, 2017, be sent to the EFH/EFIH Cash Distribution Account or any other Person (other than the Company and its Subsidiaries) before, on or after the Closing Date, but instead shall be retained by the Company and its Subsidiaries. The EFH Plan Administrator Board shall distribute the amounts from the Accessible Account Deposit in accordance with the Plan of Reorganization. For the avoidance of doubt, the EFH Plan Administrator Board shall be entitled to create such sub-accounts in the EFH/EFIH Cash Distribution Account as necessary to consummate the transactions contemplated by the Plan of Reorganization. “Cash Deposit Amount” shall mean $9,450,000,000, less the DIP Repayment; provided, that the Cash Deposit Amount shall be reduced in accordance with Section 1.8. In no event shall the amount deposited by Merger Sub pursuant to Section 1.7(a), plus the DIP Repayment, plus the value of the Trust Certificates issued pursuant to Section 1.8, exceed $9,450,000,000.”
Section 3.Amendment to Definitions. The table of defined terms shall be amended to delete: (a) “2017 Dividend”, (b) “Dividend Reduction Amount”, and (c) “Payable Dividend Amount”.
Section 4.Miscellaneous; No Other Waivers. The provisions of Sections 9.4, 9.5, 9.6, 9.8, 9.9, 9.12, 9.13, 9.14 and 9.15 of the Merger Agreement shall apply to this Amendment mutatis mutandis. Except as specifically amended hereby, the Merger Agreement, as amended by the Waiver Agreement, shall continue in full force and effect as written.
Section 5.Entire Agreement. The agreements listed in Section 9.7 of the Merger Agreement, the Waiver Agreement, this Amendment, and the Settlement Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, both written and oral, by the Parties with respect to the subject matter thereto.
Section 6.Construction. All references to the Merger Agreement (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) shall refer to the Merger Agreement as clarified and amended by the Waiver Agreement and this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement (as amended hereby and by the Waiver Agreement) and references in the Merger Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to August 21, 2017.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.
By: ____________________________________
Name:
Title:

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC
By: ____________________________________
Name:
Title:

SEMPRA ENERGY
By: ____________________________________
Name:
Title:

SEMPRA TEXAS MERGER SUB I, INC.
By: ____________________________________
Name:
Title: